Exhibit 99.1

PRESS RELEASE Steven Cantor VP of Corporate Relations T +1 978 436 6750 irelations@entegris.com

Entegris Prices $360 million of Senior Unsecured Notes Related to

Financing of Proposed Acquisition of ATMI

BILLERICA, Mass., March 25, 2014 – Entegris, Inc. (Nasdaq: ENTG) today announced the pricing of $360 million of 6.0% senior unsecured notes due 2022. Interest on the notes will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2014.

The offering is expected to close into escrow on April 1, 2014, subject to customary closing conditions. The net proceeds from the notes offering are expected to be released from escrow upon the consummation of Entegris’ previously announced proposed acquisition of ATMI, Inc. and the satisfaction of certain other customary conditions to fund a portion of the purchase price for such acquisition.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior unsecured notes due 2022. The notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Certain statements in this press release are forward-looking statements. These statements involve a number of risks, uncertainties, and other factors including whether the closing of the notes offering and the acquisition of ATMI, Inc. will occur on the terms contemplated or at all and potential changes in market conditions that could cause actual results to differ materially.

About Entegris

Entegris provides a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan.

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